Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON REPORTS SECOND QUARTER AND FIRST HALF 2004 RESULTS

MELVILLE, N.Y. - AUGUST 11, 2004--Chyron Corporation (OTCBB: CYRO) today announced its financial results for its second quarter and year-to-date six months ended June 30, 2004.

Revenue for the second quarter ended June 30, 2004 was $4.9 million, a slight decrease of $0.1 million or 2%, as compared to $5.0 million for the same quarter last year. For the first six months of 2004, however, revenue increased $0.3 million or 3% to $10.6 million, as compared to $10.3 million for the first six months of last year.

Gross margins for the second quarter of 2004 increased to 62% from 54% in the comparable quarter of 2003. For the first six months of 2004, gross margins were 61% as compared to 56% for the first six months of 2003. Factors contributing to the increased margins were an increase in software sales, which carry higher gross margins than systems, lower materials costs and the elimination of amortization of intangible assets which were still being amortized in the first half of 2003.

For the second quarter of 2004, the Company reported a net loss of $0.4 million, or $0.01 per share, as compared to a net loss from continuing operations of $0.2 million, or $0.01 per share, for the second quarter of 2003. For the first six months of 2004 the Company reported a net loss of $0.1 million, or $0.00 per share, an improvement from the net loss from continuing operations of $0.3 million, or $0.01 per share, for the first six months of last year. The net loss for the first six months of 2004 included a $0.2 million gain on the sale of an investment in the first quarter, and the loss from continuing operations for the first half of 2003 included a $0.2 million loss from impairment of that same investment in the first quarter. Net loss from discontinued operations for the second quarter of 2003 was $0.2 million or $0.00 per share and for the first six months of 2003 was marginal. Interest expense was $0.1 million in the second quarter of 2004 and $0.2 million for the first six months of 2004, down from $0.5 million in the second quarter of 2003 and $1.0 million for the first six months of 2003.

Michael Wellesley-Wesley, Chyron President and C.E.O. commented: "Our performance in the second quarter was below expectations. Our international business continued to improve but it was not enough to offset lower revenues in the U.S. for the quarter. However, I am becoming increasingly confident that the second quarter will mark the low point of Chyron's 2004 performance and that we will be back on track with our recovery strategy in the second half of 2004.

"The recent spate of technical awards for our high definition (HD) products that we received at the NAB industry tradeshow in April and our earlier announcement that we have been awarded a 2004 Primetime Emmy for outstanding engineering achievement indicate that engineering innovation and Chyron are synonymous. We are seeing a pick up in demand for our products and services in the third quarter in the U.S. and orders for our new HD products are building as we expected. Our gross profit margins are showing steady growth and increased revenues will have an increasingly positive benefit to our bottom line."

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform, expansion into new markets and the Company's ability to successfully implement its strategic alliance strategy.

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About Chyron

Chyron Corporation, the company the whole world watches, is a leading developer of broadcast television graphics software and hardware ranging from high-definition turnkey systems to OEM board-level solutions. Since introducing its first character generator in 1970, Chyron has become an industry standard whose brand name is synonymous with broadcast television graphics. Chyron's current product line includes the Duet/Lyric family of graphic and animation systems, Aprisa still and clip store systems, video mixing solutions, telestration, OEM board-level products, asset management, and more. For more information about Chyron products and services, please visit the company website at www.chyron.com (OTC BB: CYRO)

- TABLES FOLLOW -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Net sales	$4,852	$4,991	$10,612	$10,290
Gross profit	2,994	2,701	6,512	5,747
Operating expenses:
Selling, general and administrative	2,524	1,785	4,934	3,638
Research and development	839	629	1,744	1,222
Total operating expenses	3,363	2,414	6,678	4,860
Operating (loss) profit	(369)	287	(166)	887
Interest and other (income) expense, net	75	507	(48)	1,199
Loss from continuing operations	(444)	(220)	(118)	(312)

Loss from discontinued operations		(195)		(18)
Net loss	$ (444)	$ (415)	$(118)	$(330)

Net loss per common share - basic and diluted:
Continuing operations	$(.01)	$(.01)	$(.00)	$(.01)
Discontinued operations		(.00)		(.00)
	$(.01)	$(.01)	$(.00)	$(.01)
Weighted average number of common and common equivalent shares outstanding
Basic and diluted	40,755	39,652	40,736	39,615

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	June 30,	December 31,
	2004	2003
Assets:
Cash and cash equivalents	$2,228	$6,968
Accounts receivable, net	4,024	3,454
Inventories, net	2,670	1,714
Other current assets	692	955
Total current assets	9,614	13,091
Non-current assets	803	1,084
Total assets	$10,417	$14,175

Liabilities and shareholders' deficit:
Current liabilities	$5,244	$5,134
Non-current liabilities	7,056	10,622
Total liabilities	12,300	15,756
Shareholders' deficit	(1,883)	(1,581)
Total liabilities and shareholders' deficit	$10,417	$14,175